EXHIBIT 99.3

EMPIRE PETROLEUM CORPORATION

Units, Consisting of Shares of Common Stock and Warrants,
Offered Pursuant to Rights Distributed to Security Holders

July 25, 2025

Dear Security Holders:

This notice is being distributed by Empire Petroleum Corporation (the “Company”) to all holders of record of shares of its common stock, par value $0.001 per share (the “Common Stock”), at the close of business on July 10, 2025 (the “Record Date”), in connection with an offering (the “Rights Offering”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase units (the “Units”), each Unit consisting of shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) and warrants exercisable for shares of Common Stock (the “Warrants”). The Subscription Rights are being distributed to all holders of record of Common Stock (“Record Date Stockholders”) as of the Record Date. The Rights Offering is described in the Company’s enclosed Prospectus Supplements, dated July 10, 2025, July 24, 2025 and July 25, 2025 (together, the “Prospectus Supplement”), and its accompanying prospectus, dated September 22, 2023 (the “Base Prospectus” and collectively, with the Prospectus Supplement, the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 33,766,388 Units, each Unit consisting of shares of Common Stock and Warrants, to be issued upon the exercise of the Subscription Rights and Over-Subscription Rights (as defined below), which are described further in the Prospectus. The Subscription Rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on August 18, 2025 (which has been extended from July 25, 2025), unless the Company further extends the Rights Offering period as described in the Prospectus (such date and time, as it may be further extended, the “Expiration Date”).

As described in the Prospectus, stockholders on the Record Date (“Record Date Stockholders”) will receive one Subscription Right for each share of Common Stock owned as of the Record Date. For every Subscription Right held, Record Date Stockholders will be entitled to purchase one Unit, consisting of 0.0139 new shares of Common Stock and a Warrant exercisable for 0.0136 shares of Common Stock. The number of Subscription Rights to be issued to Record Date Stockholders will be rounded down to the nearest whole number and fractional shares of Common Stock will not be issued upon the exercise of the Subscription Rights or exercise of the Warrants. The subscription price per share of Common Stock was determined by the Company’s board of directors on June 26, 2025. Record Date Stockholders will be required to pay for Units pursuant to their Subscription Rights at the adjusted subscription price of $0.07367 per unit (the “Subscription Price”) as opposed to the previously communicated $5.30 per unit. The exercise price of the Warrants will be $5.46 per whole share of Common Stock. The Warrants will expire 90 days after the Expiration Date. The Subscription Price was adjusted to more accurately reflect the intended terms of the offering.

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A stockholder must hold at least 72 shares of Common Stock to receive Subscription Rights to purchase at least one whole share at $5.30 per share, as well as at least 74 shares of Common Stock to receive Warrants to purchase one whole share at $5.46 per share. For example, if a stockholder owned 100 shares of our Common Stock on the record date, the stockholder would be granted Subscription Rights to purchase an aggregate of 1.39 shares of Common Stock and Warrants exercisable for 1.36 shares of Common Stock at the subscription price. As such, for the above example, you would receive 1 share of Common Stock and 1 warrant due to rounding.

Phil E. Mulacek, Chairman of the Board of the Company (“Mulacek”), owns approximately 21.4% of our common stock outstanding prior to the rights offering. Mulacek has indicated his intent to participate in the rights offering and fully subscribe to the units corresponding to his subscription rights, as well as his intent to fully exercise his over-subscription rights to purchase his pro rata share of the underlying securities related to the rights offering that remain unsubscribed at the Expiration Date.

You should be aware that there will be an over-subscription right associated with the Rights Offering. As described further in the Prospectus, Record Date Stockholders who fully exercise all Subscription Rights initially issued to them are entitled to an Over-Subscription Right to buy those Units (“Over-Subscription Units”) that remain unsubscribed at the Expiration Date at the same Subscription Price. If enough Over-Subscription Units are available, all such requests will be honored in full. If the requests for Over-Subscription Units exceed the Over-Subscription Units available, the available Over-Subscription Units will be allocated pro rata among the Record Date Stockholders who have fully exercised their Subscription Rights and who have requested to over-subscribe, based on the number of Units purchased by virtue of their Subscription Rights. See the Prospectus for further details on the Over-Subscription Rights.

As noted above, Mulacek has indicated that he intends to fully exercise his Over-Subscription Rights relating to his portion of the Units that remain unsubscribed at the Expiration Date.

Record Date Stockholders will be required to submit payment in full for all of the Units they wish to buy pursuant to the exercise of their Subscription Rights and Over-Subscription Rights to Securities Transfer Corporation, the subscription agent for the Rights Offering, prior to 5:00 p.m., Eastern Time, on the Expiration Date. Any excess payments made by Record Date Stockholders as a result of the exercise of their Over-Subscription Rights (if any) will be refunded and will be mailed by Securities Transfer Corporation to such holder as soon as practicable after the Expiration Date. Record Date Stockholders will have no right to rescind a purchase after Securities Transfer Corporation has received payment either by means of a notice of guaranteed delivery or a check, except as described in the Prospectus.

The Subscription Rights will be evidenced by a subscription certificate (the “Subscription Certificate”) registered in the Record Date Stockholder’s name.

Enclosed are copies of the following documents:

1.   The Prospectus;

2.   A Subscription Certificate; and

3.  A return envelope addressed to Securities Transfer Corporation.

Your prompt action is requested. As indicated in the Prospectus, to exercise your Subscription Rights you should deliver to Securities Transfer Corporation prior to 5:00 p.m., Eastern Time, on the Expiration Date, a properly completed and executed Subscription Certificate with payment of the estimated Subscription Price in full for each Common Share subscribed for pursuant to the Subscription Rights and/or Over-Subscription Rights (if applicable). FAILURE TO RETURN THE PROPERLY COMPLETED RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials and assistance or information may be obtained from Securities Transfer Corporation. Their telephone number is (469) 633-0101 and their e-mail address is stc@stctransfer.com.

Very truly yours,

EMPIRE PETROLEUM CORPORATION

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